AMENDMENT NO. 1

TO RIGHTS AGREEMENT

of

STRATUS PROPERTIES INC.

This Amendment No. 1 to the Rights Agreement between Stratus Properties Inc. (the “Company”) and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), dated May 16, 2002 (the “Rights Agreement”), is dated effective as of November 7, 2003.

WHEREAS, Section 27 of the Rights Agreement grants the Board of Directors of the

Company the exclusive power and authority to amend the Rights Agreement; and

WHEREAS, the Board of Directors of the Company deems it to be in  the best interests of the Company and its stockholders to amend the Rights Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties agree as follows:

1.   The definition of “Threshold Percentage” in Section 1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“Threshold Percentage,” as of any date of determination, means 25% of all then-outstanding Common Stock.

2.   The definition of the term “Flip-In” defined in the Summary of Rights is hereby amended to read in its entirety as follows:

If any person or group (an “Acquiring Person”) becomes the beneficial owner of the Threshold Percentage,  then each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of the Company's Common Stock having a market value of twice the Purchase Price.  “Threshold Percentage” means 25% of all then-outstanding Common Stock.

3.   All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

4.   Except as specifically amended by this Amendment, the Rights Agreement shall remain in full force and effect.

5.   Any reference to “this Agreement” or “the Rights Agreement” shall be deemed to be a reference to the Rights Agreement as amended hereby.

6.   The governing law of this Amendment shall be as set forth in Section 32 of the Rights Agreement.

7.   This Amendment may be executed by the parties in one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the day and year first above written.

       STRATUS PROPERTIES INC.

By: /s/ William H. Armstrong III
William H. Armstrong III
Chairman, President & Chief Executive Officer

MELLON INVESTOR SERVICES LLC

By: /s/ David M. Cary
Name: David M. Cary
Title: Vice President